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                                                                    Exhibit 99.2

                      CHARTER COMMUNICATIONS HOLDINGS, LLC
              CHARTER COMMUNICATIONS HOLDINGS CAPITAL CORPORATION

                                   TENDER OF
                         9.625% SENIOR NOTES DUE 2009,
                       10.000% SENIOR NOTES DUE 2011 AND
                    12.125% SENIOR DISCOUNT NOTES DUE 2012,
           WHICH ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933,
                                IN EXCHANGE FOR
                         9.625% SENIOR NOTES DUE 2009,
                       10.000% SENIOR NOTES DUE 2011 AND
                    12.125% SENIOR DISCOUNT NOTES DUE 2012,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE      ,
 2002, UNLESS EXTENDED (THE "EXPIRATION DATE"). ORIGINAL NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE. AFTER
 THE EXPIRATION DATE HAS BEEN EXTENDED, ORIGINAL NOTES TENDERED PURSUANT TO THE
    EXCHANGE OFFER AS OF THE PREVIOUSLY SCHEDULED EXPIRATION DATE MAY NOT BE
     WITHDRAWN AFTER THE DATE OF THE PREVIOUSLY SCHEDULED EXPIRATION DATE.

To Registered Holders and The Depository Trust Company Participants:

     We are enclosing herewith the materials listed below relating to the offer by Charter Communications Holdings, LLC, a Delaware limited liability company, and Charter Communications Holdings Capital Corporation, a Delaware corporation (together, the "Issuers"), to exchange their 9.625% senior notes due 2009 (the "Original Eight Year Senior Notes"), 10.000% senior notes due 2011 (the "Original Ten Year Senior Notes") and/or 12.125% senior discount notes due 2012 (the "Original Senior Discount Notes" and, collectively with the Original Eight Year Senior Notes and the Original Ten Year Senior Notes, the "Original Notes"), which are not registered under the Securities Act of 1933, for a like aggregate principal amount (or, in the case of the Original Senior Discount Notes, a like aggregate principal amount at maturity) of the Issuers' new 9.625% senior notes due 2009 (the "New Eight Year Senior Notes"), 10.000% senior notes due 2011 (the "New Ten Year Senior Notes") and/or 12.125% senior discount notes due 2012 (the "New Senior Discount Notes" and, collectively with the New Eight Year Senior Notes and the New Ten Year Senior Notes, the "New Notes"), which have been registered under the Securities Act of 1933, respectively, upon the terms and
subject to the conditions set forth in the Issuers' Prospectus, dated May   ,
2002 (the "Prospectus") and the related Letter of Transmittal (which, together with the Prospectus constitute the "Exchange Offer").

     Enclosed herewith are copies of the following documents:

     1.  Prospectus;

     2.  Letter of Transmittal;

     3.  Notice of Guaranteed Delivery; and
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     4.  Letter which may be sent to your clients for whose account you hold
         Original Notes in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offer.

     We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

     The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

     The Company will not pay any fee or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 11 of the enclosed Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from the Exchange Agent.

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